Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 21, 2020, with respect to the consolidated balance sheets of Parsley Energy, Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842) and a change in method of accounting for revenue recognition as of January 1, 2018 due to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG LLP

Dallas, Texas
January 12, 2021